SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Mediware Information Systems, Inc.
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MEDIWARE INFORMATION SYSTEMS, INC.
11711 West 79th Street
Lenexa, KS  66214
(913) 307-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 6, 2007

TO THE SHAREHOLDERS OF MEDIWARE INFORMATION SYSTEMS, INC.:

Notice is hereby given that the Annual Meeting (the “Annual Meeting”) of the Shareholders of Mediware Information Systems, Inc. (“Mediware”) will be held on December 6, 2007, at 111 East 48th Street, New York, NY 10017 (InterContinental The Barclay New York Hotel), 10:00 A.M., New York City time, and at any adjournments or postponements thereof, for the following purposes:

1.	To elect three Class I directors to hold office for a three-year term, one Class II director to hold office for a one-year term and one Class III director to hold office for a two-year term;
2.	To consider and vote upon the ratification of the appointment of Eisner LLP as the independent registered public accounting firm of Mediware for the fiscal year ended June 30, 2008; and
3.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on October 9, 2007 as the record date for the Annual Meeting.  Only holders of Mediware’s common stock of record at that time are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

The enclosed proxy is solicited by the Board of Directors of Mediware.  Further information regarding the matters to be acted upon during the Annual Meeting is contained in the attached Proxy Statement.

MANAGEMENT HOPES THAT YOU WILL ATTEND THE ANNUAL MEETING IN PERSON.  IN ANY EVENT, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE RETURN POSTAGE-PAID ENVELOPE TO ASSURE THAT YOU ARE REPRESENTED AT THE ANNUAL MEETING.  SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING IN PERSON MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE RETURNED THE PROXY CARD.

By Order of the Board of Directors
Lawrence Auriana
Chairman of the Board of Directors
October 26, 2007

MEDIWARE INFORMATION SYSTEMS, INC.
11711 West 79th Street
Lenexa, KS  66214

PROXY STATEMENT

October 26, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mediware Information Systems, Inc. (“Mediware”) to be voted at the Annual Meeting of Shareholders of Mediware (the “Annual Meeting”) to be held on December 6, 2007, at 111 East 48th Street, New York, NY 10017 (InterContinental The Barclay New York Hotel), 10:00 A.M., New York City time, and any postponement or adjournment thereof.  This Proxy Statement, the foregoing notice and the enclosed proxy card are first being sent to Mediware’s shareholders on or about October 26, 2007.

Proxies are being solicited by the Board of Directors of Mediware with respect to the election of three Class I directors, one Class II director and one Class III director (“Proposal One”), and the proposal to ratify the appointment of Eisner LLP as the independent registered public accounting firm of Mediware for the fiscal year ended June 30, 2008 (“Proposal Two”).

Please complete, sign, date and return the enclosed proxy card.  The proxy solicited hereby may be revoked at any time by executing and delivering a proxy of a later date, by delivering written notice of revocation to Robert C. Weber, Secretary, Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS 66214, or by attending the Annual Meeting and giving oral notice of the intention to vote in person.  Properly executed, delivered and unrevoked proxies in the form enclosed will be voted at the Annual Meeting or any postponement or adjournment thereof in accordance with the directions thereon.  In the absence of such directions, all proxies received pursuant to this solicitation will be voted in favor of the election of the nominees named in Proposal One herein and in favor of Proposal Two.

The only class of voting securities of Mediware is its common stock, par value $.10 per share (“Common Stock”), of which 8,151,824 shares were outstanding on October 9, 2007, each entitled to one vote.  Only shareholders of record at the close of business on October 9, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting.

The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.  The favorable vote of the holders of a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote is required for the election of each director.  Therefore, the nominees for each class of directors who receive the most votes will be elected.  The favorable vote of the holders of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote is required for the approval of the ratification of the appointment of Mediware’s independent registered public accounting firm.

Abstentions will not constitute votes cast.  Any broker non-votes will have the effect of an abstention.

CORPORATE GOVERNANCE

Mediware is required to have a Board of Directors, a majority of whom are “independent” as defined by the listing standards of Nasdaq Stock Market (“Nasdaq”) and to disclose in the proxy statement for each Annual Meeting those directors that the Board of Directors has determined to be independent.  Based on such definition, the Board of Directors has determined that all directors are independent other than Mr. Auriana, Mediware’s largest shareholder and Chairman of the Board, Mr. T. Kelly Mann, Mediware’s President and Chief Executive Officer, and The Honorable Richard Greco.

Mediware has an ongoing commitment to good governance and business practices.  In furtherance of this commitment, it monitors developments in the area of corporate governance and reviews its policies and procedures in light of such developments.  Mediware complies with the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) and Nasdaq.  Mediware has implemented and expects to continue to implement other, non-requisite corporate governance practices it believes are in the best interests of Mediware and its shareholders.

Code of Ethics

Mediware has adopted a Code of Ethics that applies to all of its directors, officers (including its Chief Executive Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees.  This Code of Ethics is available at the investor relations page of Mediware’s website at www.mediware.com.  Mediware intends to reflect any amendments to this Code of Ethics or waivers of this Code of Ethics concerning its principal officers at such page of the website.

The Audit Committee has established procedures for the receipt and handling of complaints received by Mediware regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential submission by employees of concerns regarding auditing or accounting matters.

Nomination of Directors

Mediware does not have a standing nominating committee or a formal nominating committee charter.  Currently, the independent members of the Board, rather than a nominating committee, approve or recommend to the full Board those persons to be nominated. The Board believes that the current method of nominating directors is appropriate because it allows each independent board member input into the nomination process, and does not unnecessarily restrict the input that might be provided from an independent director who could be excluded from a committee.  Currently, five of the eight directors are independent.  Furthermore, the Board has adopted by resolution a director nomination policy.  The purpose of the policy is to describe the process by which candidates for inclusion in Mediware’s recommended slate of director nominees are selected.  The director nomination policy is administered by the Board.  Many of the benefits that would otherwise come from a written committee charter are provided by this policy.

In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the incumbent directors who continue to be qualified for Board service and are willing to continue as directors are renominated.  If the Board thinks it is in the best interest of Mediware to nominate a new individual for director in connection with an Annual Meeting of Shareholders or to fill a vacancy, the Board will seek potential candidates for Board appointments who meet criteria for selection as a nominee and have the specific qualities or skills being sought.  Director candidates will be selected based on input from members of the Board, senior management of Mediware and, if deemed appropriate, a third-party search firm.

Candidates for Board membership must possess the background, skills and expertise to make significant contributions to the Board, to Mediware and its shareholders.  Desired qualities to be considered include substantial experience in business or administrative activities; breadth of knowledge about issues affecting Mediware; and ability and willingness to contribute special competencies to Board activities.  The independent members of the Board also consider whether members and potential members are independent under the Nasdaq listing standards and SEC rules.  In addition, candidates should possess the following attributes: personal integrity; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; ability to apply sound and independent business judgment; sufficient time to devote to Board and Mediware matters; ability to fairly and equally represent all shareholders; reputation and achievement in other areas; and diversity of viewpoints, background and experiences.

The Board of Directors intends to review the director nomination policy from time to time to consider whether modifications to the policy may be advisable as Mediware’s needs and circumstances evolve, and as applicable legal or listing standards change.  The Board, in its sole discretion, may amend the director nomination policy at any time.

The Board will consider director candidates recommended by shareholders and will evaluate such director candidates on the bases described in the director nomination policy described above. Recommendations must be in writing and mailed to Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS 66214, Attention: Robert Weber, Secretary, and include all information regarding the candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules promulgated by the SEC if the candidate were nominated by the Board of Directors (including the candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).  The shareholder giving notice must provide (i) his or her name and address, as they appear on Mediware’s books, and (ii) the number of shares of Mediware which are beneficially owned by such shareholder.  Mediware may require any proposed nominee to furnish such other information it may require to be set forth in a shareholder’s notice of nomination which pertains to the nominee.

Communications with Directors

Shareholders, associates of Mediware and other interested parties may communicate directly with the Board of Directors, with the independent directors or with a specific Board member, by writing to the Board (or the independent directors or a specific Board member) and delivering the communication in person or mailing it to: Mediware Information Systems, Inc., Board of Directors, Privileged & Confidential, c/o Robert Weber, Secretary, Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS 66214.  The current independent directors are: Messrs. Clark, Delario, Gorman, Nordlicht and Sanville.  Correspondence addressed to the independent directors as a group, or to a specific Board member, will be forwarded to them as soon as practicable.  From time to time, the Board of Directors may change the process by which shareholders may communicate confidential information with the Board of Directors or its members.  Any changes in this process will be posted on Mediware’s website or otherwise publicly disclosed.

Board Attendance at Annual Meeting of Shareholders

Mediware does not currently have a formal policy regarding director attendance at the Annual Meeting of Shareholders.  It is, however, expected that the directors will be in attendance.  Four directors attended Mediware’s Annual Meeting of Shareholders held on November 2, 2006.

Compensation Committee Interlocks and Insider Participation

Messrs. Clark, Sanville and Weiman were the members of the Compensation and Stock Option Committee (the “Compensation Committee”) for fiscal year 2007.  No member of the Compensation Committee is an officer or employee, or former officer or employee, of Mediware.  No interlocking relationship existed between the members of Mediware’s Compensation Committee and the Board of Directors or compensation committee of any other company for fiscal year 2007.

BOARD MEETINGS AND COMMITTEES

The Board of Directors met five times during the fiscal year ended June 30, 2007.  All of the directors attended in the aggregate at least seventy-five percent of all of the meetings of the Board of Directors and all of the meetings of the Committees on which they served, except for Mr. Joseph Delario and Dr. Clint Weiman, who has since retired as a director of the Company.

In compliance with requirements of the Nasdaq listing standards, the independent directors of the Board of Directors met four times in executive session during the fiscal year ending June 30, 2007.  It is contemplated that executive sessions will occur after each regularly scheduled meeting of the Board of Directors, and perhaps more frequently.

Mediware has a separately-designated standing audit committee.  The members of the Audit Committee were Messrs. Clark, Sanville and Weiman for the fiscal year 2007.  Dr. Weiman served on the Audit Committee until his resignation effective as of June 30, 2007. On October 2, 2007, Dr. Gorman was appointed to serve on the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is “independent” not only under the Nasdaq listing standards but also under SEC rules.  Furthermore, the Board of Directors has determined that all members of the Audit Committee are financially literate and independent under the applicable SEC and Nasdaq listing standards. Mr. Sanville is an “audit committee financial expert” as defined in the SEC rules.  The Audit Committee met seven times during the fiscal year ended June 30, 2007.

The Audit Committee’s duties and responsibilities are fully described in a written charter. The Audit Committee charter was adopted by the Board of Directors and reflects standards set forth in SEC regulations and the Nasdaq listing standards as well as the relevant provisions of the Sarbanes-Oxley Act of 2002.  This charter has been assessed by the Audit Committee within the last year and deemed adequate. The Audit Committee charter is accessible at the investor relations pages of the Company’s website at www.mediware.com. In accordance with its written charter, the Audit Committee fulfills its responsibility to monitor the integrity of the accounting, auditing and financial reporting practices of Mediware.  Typically, for each fiscal year, the Audit Committee selects the independent registered public accounting firm to audit the financial statements of Mediware and its subsidiaries and such selection is subsequently presented to Mediware’s shareholders for ratification.

The Compensation Committee determines the compensation of senior executives of Mediware, including the Chief Executive Officer, and administers Mediware’s policies and plans governing annual and long-term compensation.  The members of the Compensation Committee were Messrs. Clark, Sanville and Weiman for the fiscal year 2007.  Dr. Weiman served on the Compensation Committee until his resignation effective as of June 30, 2007. In early fiscal 2008,  Mr. Greco was appointed to serve on the Compensation Committee. The Board of Directors has appointed Mr. Greco to serve on the Compensation Committee even though Mr. Greco is not independent within the meaning of Nasdaq’s listing standards.  The Board made this appointment because it believes that Mr. Greco’s service on the committee will be in the best interest of the Company.  Specifically, Mr. Greco’s experience as a managing director at Stern Stewart & Co. specializing in performance measurement and incentive compensation is unique among the directors.  Additionally, the Board believes that Mr. Greco is able to exercise independent judgment regarding the compensation of Mediware’s officers.  Mr. Greco is not an independent member of the Board because he is an executive officer of a private company controlled by Mediware’s Chairman, Laurence Auriana.  Although Mediware’s Chairman is an executive officer of the Company, he receives no compensation other than for his service as a director.  Mr. Greco is, therefore, not expected to be afforded an opportunity to set executive compensation for Mr. Auriana.  Mr. Greco’s relationship with Mr. Auriana is not expected to cause him to unduly compensate the other officers of Mediware. Mr. Greco did not know any of the Company’s officers, other than Mr. Auriana, prior to his appointment to the Board of Directors.    The Compensation Committee also administers Mediware’s equity compensation plan and meets either independently or in conjunction with the full Board to grant awards to eligible individuals in accordance with the terms of the plan.  The Compensation Committee met seven times during the fiscal year ended June 30, 2007.  The Compensation Committee charter is accessible at the investor relations pages of the Company’s website at www.mediware.com.

The Executive Committee was comprised of Messrs. Auriana and Nordlicht for the fiscal year 2007. In early fiscal 2008, Mr. Greco was appointed to serve on the Executive Committee.  The Board of Directors has delegated to the Executive Committee all authority not specifically reserved to the full Board of Directors by statute.  The Executive Committee met four times during the fiscal year ended June 30, 2007.

The Strategic Transactions Committee is comprised of Messrs. Auriana and Nordlicht.  The Strategic Transactions Committee considers and recommends to the Board of Directors acquisitions and other key strategic transactions.  The Strategic Transactions Committee met one time during the fiscal year ended June 30, 2007.

DIRECTOR COMPENSATION

Employee directors do not receive additional compensation for director services.  Each non-employee director received a $10,000 cash retainer for their services during fiscal year 2007 and the Chairman of the Board of Directors received a $20,000 cash retainer.  In addition, each non-employee director was granted 1,996 shares of restricted stock, which had a $10,000 value on the date of grant.  These shares vested on June 30, 2007.  Each non-employee director also received $750 for each Board meeting attended in person, or $250 for telephonic attendance at meetings.  The members of the Compensation Committee received $1,500 for each meeting attended and the Chairman of the Compensation Committee received $2,000 for each meeting attended.  The members of the Audit Committee received a $12,000 cash retainer and $1,500 for each meeting attended. The Chairman of the Audit Committee received a $20,000 cash retainer and $2,500 for each meeting attended.  The members of the Executive Committee received $4,000 for each meeting attended.  No additional fees were paid to members of the Strategic Transactions Committee.  Mr. Auriana, the Chairman of the Board, waived his cash fees for meeting attendances during fiscal 2007.

The following table sets forth the compensation earned by non-employee Directors during fiscal 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Total ($)

Lawrence Auriana(1)	20,000	10,000	(2)	30,000
Jonathan Churchill(1)(3)	12,500	10,000	(2)	22,500
Roger Clark(1)	44,750	10,000	(2)	54,750
Joseph Delario(1)	10,000	10,000	(2)	20,000
John Gorman(1)	11,000	10,000	(2)	21,000
Ira Nordlicht(1)	35,000	10,000	(2)	45,000
Robert Sanville(1)	72,000	10,000	(2)	82,000
Clinton Weiman(1)(3)	36,500	10,000	(2)	46,500

(1)
As of June 30, 2007, the aggregate number of outstanding option awards held by each director was as follows: Mr. Auriana 134,100, Mr. Churchill 49,700, Mr. Clark 49,700, Mr. Delario 139,700, Dr. Gorman 46,100, Mr. Nordlicht 0, Mr. Sanville 29,750 and Dr. Weiman 32,827.

(2)
These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007, in accordance with FAS 123R of restricted stock awards pursuant to the 2003 Equity Incentive Plan. Each grant had a grant date value of $10,000 was made January 1, 2007 and vested June 30, 2007. Refer to the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2007 for the relevant assumptions used to determine the valuation of our equity compensation awards.

(3)	As of the date of this proxy statement, Mr. Churchill and Dr. Weiman have both resigned from the Board of Directors of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Goals and Composition

The primary goals of our compensation program are to reward both individual and Company performance and to attract and retain those individuals that we believe are important to the growth and stability of the Company.  Compensation for our named executive officers is comprised of:

•      base salary
•      cash bonus compensation
•      long-term equity incentive compensation and
•      to a much lesser extent, other benefits and perquisites.

The compensation of our named executive officers reflects our recent management changes and the July 2007 consolidation of our business from three business units to a single unit.  Our current Chief Executive Officer, T. Kelly Mann, was appointed on September 4, 2007.  Our former Chief Executive Officer, Mr. James Burgess, served in that capacity for approximately two years ending September 2007.  Our former General Manager of Medication Management, Mr. Kevin Ketzel, announced his departure upon the consolidation of our business units.  Our senior executives (other than Mr. Mann), Messrs. Blay, Damgaard, Weber and Williams, have an average tenure of four years.  As a result, a primary focus of our executive compensation program for our 2007 and 2008 fiscal years has been to ensure that we retain and recruit a senior management team with appropriate experience and talent to formulate and execute a long-term growth strategy.  The mix of base salary and cash and equity incentive compensation is intended to balance the need to provide adequate guaranteed cash compensation while providing meaningful incentives to motivate the executive to achieve performance goals.  It is our belief that perquisites for executive officers should be very limited in scope and value.

The Executive Compensation Process and the Role of the Chief Executive Officer in Compensation Decisions

The Compensation Committee is responsible for approving the compensation of our named executive officers. The Chief Executive Officer evaluates each executive officer’s compensation on an annual basis and reports recommendations to the Compensation Committee, and the Compensation Committee, in turn, evaluates and approves the final compensation amounts. The Compensation Committee, in its sole discretion, makes determinations about the Chief Executive Officer’s compensation.

The Compensation Committee continues to assess our executive compensation program and attempts to provide an aggregate compensation package that is competitive with what our executives could earn elsewhere. We believe that if our shareholders benefit from strong Company performance, executive officers should earn significant compensation that corresponds to such Company performance. This argues in favor of weighing compensation toward equity and bonuses. On the other hand, we believe executive base salaries must deliver sufficient compensation to retain our executive team until value can be derived from the bonus and equity components of our compensation program.  Finding the right balance among these elements, particularly in light of our management changes and our business consolidation, requires ongoing review and analysis.

In December 2006 and January 2007, respectively, the Company engaged OCG Consulting and Pearl Meyer & Associates to provide guidance to the Compensation Committee regarding the Company’s equity compensation and to develop appropriate metrics and amounts of equity.  The Compensation Committee has taken this guidance into account, but has not sought to compensate our named executive officers at a specified percentile within a peer group or survey.

Compensation Elements

Our Compensation Committee believes that the base salary, cash bonus and equity elements of our executive compensation program are set at levels that, in the aggregate, represent an attractive compensation package, competitive with employers with which we compete for executive talent, other technology companies and larger organizations that have similar operations to us, as well as address Company-specific factors.  We do not presently provide our named executive officers with any pension or supplemental retirement benefits or any substantial perquisites not generally available to our employees.

Base Salary

We provide the named executive officers with base salary to compensate them for services rendered during the fiscal year.  Base salaries are paid to secure the services of the executive team and compensate them for their functional role, responsibility and performance.  The base salaries of the named executive officers are a function of the minimum base salaries specified in their employment agreements and increases to such base salaries that are approved by the Compensation Committee.  The Compensation Committee sets the base salary level of the Chief Executive Officer and, subject to the terms of the Chief Executive Officer’s employment agreement, may increase the base salary from time to time.  The base salaries of the other named executive officers may be increased from time to time if the respective employment agreements are extended, responsibilities are increased or if the Chief Executive Officer recommends an increase to the Compensation Committee and the increase is subsequently approved.  Base salary amounts for the named executive officers are predicated on the following criteria:

•	the duties and responsibilities that each named executive officer is expected to discharge
•	the performance and completion of such duties
•	the compensation precedent associated with other executive officers and
•	the executive officer’s deemed value to us.

Because our recent past performance has been inconsistent, we presently rely to a significant degree upon base salaries to hedge against uncertainty in the level of compensation available through performance-based cash and equity bonuses. During fiscal 2007, we increased the base salaries of Messrs. Williams, Weber and Damgaard.  Mr. Williams’ base salary increase was related to his promotion to the role of Chief Financial Officer and to make his salary more competitive with the market.  The base salary of Mr. Damgaard was also increased to reflect his promotion to the role of Chief Operating Officer.  Mr. Weber’s base salary increase was intended to bring his compensation in line with the market and to reward him for his contribution to the Company.  The base salary of our new Chief Executive Officer reflects an increase over Mr. Burgess’ salary reflecting the market requirements to hire a qualified CEO.  The Compensation Committee does not currently have plans to increase other base salary levels, and expects that over time, as Company performance improves, the value of cash bonuses and equity awards will increase, and commensurately base salary will decrease as a percentage of overall named executive officer compensation.

Cash Bonus Compensation

The Compensation Committee uses cash bonus compensation to incentivize and reward the named executive officers for Company and individual performance in specified areas. The Compensation Committee has historically set annual bonus objectives for the Chief Executive Officer. The Compensation Committee also reviews and approves the Chief Executive Officer’s recommendations regarding annual bonus objectives for the other named executive officers.  The Compensation Committee also approved a half-year bonus plan in fiscal 2007.

Each named executive officer, except for Mr. Blay, has the opportunity under his employment agreement to earn up to 50% (except the Chief Executive Officer who has the opportunity to earn 54%) of his annual base salary as an annual bonus under an annual bonus plan.  The Compensation Committee sets targets at a level that is competitive with the market and intended to provide significant motivation to achieve our goals.  We consider both Company and individual performance because we believe this framework aligns most closely with our objective of delivering the fundamental financial performance that our shareholders desire. In addition, we believe this approach is helpful in fostering a sense of teamwork and common purpose among our management team. Final determination of the total amounts to be paid to named executive officers under the annual bonus plan may also be adjusted depending upon subjective evaluations by the Chief Executive Officer and the Compensation Committee.  Mr. Blay has the ability to earn a cash bonus up to 65,000 pounds per year, 35,000 of which is based upon performance measures established each fiscal year, equally weighted between achieving quarterly revenue targets and operating income levels. The remaining portion of the annual bonus opportunity is a commission bonus paid monthly, based on a percentage of revenues generated by the UK operations.

The Compensation Committee sets bonus eligibility for all named executive officers under the bonus plan for fiscal 2007 40% based on Company performance targets and 60% based on individual performance targets.    The Compensation Committee retained the ability to award, in its sole discretion, cash bonus compensation in excess of the target bonuses.  The bonus opportunity based on Company performance was dependent upon an earnings per share target of $.43 per share and a total revenue target of $44 million, each worth 50% (of the 40%).  There was no opportunity to earn any portion of this bonus for performance below these targets or any opportunity to earn in excess of the bonus target amounts for Company performance above performance targets.  The Compensation Committee chose earnings per share and revenue as performance criteria because it believed these fundamental measures of performance, together with our growth prospects, are the most important determinants of the value investors ascribe to our stock.  60% of the bonus opportunity for each named executive officer is based on individual performance metrics.  Company performance targets were not achieved despite the Company’s record revenue for the fiscal year so none of the Company performance-based bonuses were paid.  The Compensation Committee determined to award to Messrs. Williams, Weber and Damgaard all of the bonus for which their opportunity was based on individual performance.  No other named executive officer was paid a bonus or was employed by the Company when bonuses were determined.  The Compensation Committee also awarded additional bonuses equal to 10% of base salary to Messrs. Williams, Weber and Damgaard, because they had assumed and performed unexpected responsibilities as a result of Mr. Burgess’s resignation.

The Compensation Committee approved a one-time, half-year bonus plan for fiscal 2007 for the Company’s managers, including the named executive officers.  The Compensation Committee determined that it was important to provide the Company’s management a half-year bonus based on the Company’s performance during the first six months of fiscal 2007 because the Company had not paid full year bonuses for either of the two prior fiscal years.  Under the terms of the half-year plan, which was approved in November 2006, the named executive officers were eligible to receive up to 50% of their potential fiscal 2007 bonus.  If the Company achieved EPS of $.12 during the first six months of fiscal 2007, the bonus was to be paid in full.  If the Company achieved EPS of $.11 during the first six months of fiscal 2007, half the bonus was to be paid.  The bonuses paid under the plan were in addition to the bonuses available under the full year bonus plan.

Long-Term Equity Incentive Compensation

The Company has not had a consistent practice as to the granting of equity incentive awards in the past.  Equity grants were historically determined largely by reference to previous grants to other executives and advice and analysis specific to each particular executive officer’s role within the Company. In addition, equity awards to recently hired named executive officers were set at levels we believed were necessary for recruitment of our management team.  The equity compensation consists of a combination of stock options and restricted stock.

After Mr. Burgess’ hiring in October 2005, the Compensation Committee began to standardize restricted equity grants so that all new restricted stock grants had the same performance requirements as Mr. Burgess’s restricted stock.  As a result, all of the named executive officers had equity with the same performance metrics as were determined to be appropriate when Mr. Burgess was initially hired.  Under these metrics, no performance shares vested if we achieved diluted earnings per share less than $.67 for fiscal 2007.  Performance shares representing 16.67% to 50.00% of the total grant would vest if we had diluted earnings per share from $.67 to $1.00 for fiscal 2007 (with no additional shares vesting if diluted earnings per share exceeded $1.00).  For fiscal 2008, no performance shares will vest if we achieve diluted earnings per share less than $.80.  Performance shares representing 16.67% to 50.00% of the total grant will vest if we have diluted earnings per share from $.80 to $1.20 for fiscal 2008 (with no additional shares vesting if diluted earnings per share exceed $1.20).  For fiscal 2009, up to all of the remaining unvested shares could vest based upon diluted earnings per share targets.  In addition, the Board of Directors has the right to determine that targets have not been achieved in the event software capitalization rates or average days sales outstanding exceed the Company’s targets.  All unvested performance shares would be forfeit upon the termination of employment and immediately vest upon an acquisition or sale of the Company and retirement, as determined by the Compensation Committee.

As time has moved forward, it has become clear that the requirements that were designed in October 2005 were not likely to be achieved.  The performance requirements were not achieved in fiscal 2007 and no shares vested.  The Committee does not expect these shares to vest in fiscal 2008.  Therefore, in early fiscal 2008, when Mr. Damgaard was promoted to the role of Chief Operating Officer, the Compensation Committee awarded restricted stock that included a component intended to reward time served in addition to performance.  It also granted similar awards to Mr. Mann.  In the future, the Compensation Committee may evaluate the need to develop a more structured framework regarding executive officer equity compensation.

Mr. Damgaard’s restricted stock award of 45,000 shares vests based 50% on continued employment and 50% on Company performance targets.  One-third of the restricted shares based on continued employment (50% of total) will vest on each of the first, second and third anniversary of the date of grant.  The remaining 50% of the restricted shares will only vest upon the achievement of certain performance requirements, which are still to be determined by the Compensation Committee.  One-third of the performance shares (50% of total) will vest if the Company has achieved certain predefined performance metrics on or before each of the first, second and third anniversary of June 29, 2007.

Mr. Mann’s restricted stock award of 115,000 shares is based 25% on continued employment and 75% on Company performance targets.  The restricted shares based on continued employment (25% of total) will vest on the filing of the Annual Report on Form 10-K for each fiscal year ended June 30, 2008, 2009 and 2010.  The number of shares that so vest is 3,750 for the Annual Report on Form 10-K for fiscal year ended June 30, 2008 and 12,500 for the Annual Report on Form 10-K for each fiscal year ended June 30, 2009 and 2010.  The remaining 75% of restricted shares will only vest upon certain performance requirements, which are still to be determined by the Compensation Committee.  The number of shares that so vest is 11,250 for the Annual Report on Form 10-K for fiscal year ended June 30, 2008 and 37,500 for the Annual Report on Form 10-K for each fiscal year ended June 30, 2009 and 2010.

In fiscal 2007 and early fiscal 2008, grants of stock options were limited to specific circumstances involving hiring, promotion or retention; there were no “regular” or programmatic equity awards to named executive officers or others.   Stock option grants provide value only if the value of the stock increases after the time of the grant, and the Compensation Committee elected to grant options to the named executive officers that vest upon continued employment.  Mr. Mann received options that vest over four years upon his hiring.  Each of Mr. Damgaard (in early fiscal 2008) and Mr. Williams (in fiscal 2007) received options that were scheduled to vest over three and four years, respectively, upon their appointment to positions of increased responsibility.  Mr. Weber also received in fiscal 2007 options which are scheduled to vest over four years.   In making this grant, the Compensation Committee took into account the fact that none of Mr. Weber’s previously granted options are “in-the-money.”

The Compensation Committee hopes to minimize annual equity awards outside of a structured program in the future. Therefore, the Compensation Committee is working to implement a more structured equity award program.  No decisions have been made as of this date of this proxy statement regarding the details of this program or the date or dates on which equity awards might be granted.

All Other Compensation and Perquisites

The Compensation Committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each.  It is our belief that perquisites for executive officers should be very limited in scope and value and reflective of similar perquisites from competitive employers both in the industry and the region.  Due to this philosophy, we have generally provided nominal benefits to executives that are not available to all full time employees and we plan to continue this approach in the future. However, Mr. Blay receives an annual car allowance and pension benefits that are not available to our other named executive officers. The other named executive officers, along with the Company’s other employees, also receive 401(k) matching contributions from the Company.  The Company’s matching payments are a function of each employee’s contributions to the 401(k) during the year and the employee’s base salary for that year.  The benefits offered in fiscal 2007 to the named executive officers will continue for fiscal 2008 and the perquisites received by the named executive officers in fiscal 2007 are reported in the Summary Compensation Table on page 15.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the deductible amount of annual compensation paid by a public company to a “covered employee” (the chief executive officer and three other most highly compensated executive officers of the Company (but not including the chief financial officer)) to no more than $1 million.  However, qualifying performance-based compensation will not be subject to the Section 162(m) deduction limit if certain requirements are met.  Historically, Section 162(m) has not been a significant consideration for the Company.  However, the Compensation Committee has structured some incentive compensation to its covered employees with the goal of making it qualifying performance-based compensation.

Accounting for Restricted Stock

Effective July 1, 2005 the Company adopted FAS 123R, using the modified prospective application method, which generally requires measurement of compensation cost for the Company’s restricted stock awards at fair value on the date of grant and recognition of compensation expense over the requisite service period for the awards, which is generally the vesting term.  Since the Company’s adoption of FAS 123R, the Compensation Committee has altered its equity compensation award practices due to associated accounting changes. Accordingly, the Compensation Committee began to use restricted stock in addition to options in awarding equity compensation. The Compensation Committee also began to utilize some performance-based vesting as the Company does not need to recognize expense for these awards until the awards actually vest.  The Compensation Committee believes that restricted stock and performance based awards have accounting treatment that more closely resembles the economic impact to the shareholders receiving such awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based upon its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our annual report on Form 10-K for fiscal 2007.

Submitted by:

Robert Sanville, Chairman
Roger Clark
Richard Greco

Members of the Compensation Committee

EXECUTIVE OFFICERS

On June 26, 2007, Mr. Burgess, notified the Board of Directors of his resignation as Chief Executive Officer and President and from the Board of Directors effective in September 2007, or when a replacement was identified to fill his position.  On September 4, 2007, the Board of Directors appointed Mr. T. Kelly Mann to serve as the Company’s President and Chief Executive Officer.

The executive officers of Mediware are as follows:

Lawrence Auriana, age 63, Chairman of the Board.  Mr. Auriana has been Chairman of the Board of Mediware since 1986 and a director since 1983.  He has been a Wall Street analyst, money manager and venture capitalist for over 20 years.  He is currently a director and Portfolio Co-Manager of Federated Kaufmann Fund.  He received a B.A. degree from Fordham University, studied at New York University Graduate School of Business, and is a senior member of The New York Society of Securities Analysts.  Mr. Auriana serves on the Executive Committee and the Strategic Transactions Committee of the Board of Directors.

Thomas Kelly Mann, age 48, Chief Executive Officer and President.  Mr. Mann brings 23 years of healthcare, technology and management experience to Mediware.  Most recently, from March 2007 until his recent departure in September 2007, Mr. Mann served as the Senior Vice President of Marketing for 3M Corporation’s Health Information Systems, Inc.   Prior to that time, Mr. Mann served as the Division’s National Sales and Marketing Director from 2003 to 2007 and from 2001 to 2003, he was the Division’s Six Sigma Master Black Belt.

Mark B. Williams, age 37, Chief Financial Officer.  Mr. Williams joined Mediware as the Corporate Controller in February 2004, and began serving as the Acting Chief Accounting Officer in June 2006. Mr. Williams co-founded Primera Financial Services, LLC, a consulting firm for small businesses, where he was president from March 2003 to February 2004.  Mr. Williams also served as the Controller for Xact Duplicating Services, Inc., a document reproduction and imaging company from December 2001 to March 2003.  Mr. Williams’ prior work experience includes almost nine years of public accounting experience, including serving as an Audit Manager for Ernst & Young LLP.  Mr. Williams earned his B.S. degree in Accounting from Wichita State University.  Mr. Williams is a CPA and a member of the American Institute of Certified Public Accountants.

Robert C. Weber, age 36, Senior Vice-President, Chief Legal Officer, General Counsel and Secretary.  Mr. Weber joined Mediware in January 2004.  Prior to joining Mediware, he was corporate counsel of Epic Systems, a private medical records software company, from 2002 to 2004, where he drafted and negotiated multi-million dollar software agreements and third-party vendor relationships.  Mr. Weber served with domestic and international law firms, most recently in the Chicago office of Skadden, Arps, Slate, Meagher & Flom from 2000 to 2002, where he specialized in asset and stock sale agreements and private equity investments.  Mr. Weber also worked at Jenner & Block from 1996 to 2000.  He earned his B.A. degree at the University of Wisconsin and a J.D. degree at the University of Wisconsin School of Law, where he graduated Cum Laude.

John Damgaard, age 38, Senior Vice President and Chief Operating Officer.  On June 29, 2007, Mr. Damgaard became the Chief Operating Officer of Mediware. Prior to that time, Mr. Damgaard served as Vice President and General Manager of Mediware’s Blood Management Division since March 26, 2006 after having joined Mediware on March 3, 2003 to serve as chief operating officer of the Company’s Blood Management Division.  From 1997 to 2003, Mr. Damgaard served as Vice President of Operations and Principal with CGN and Associates, Inc. (“CGN”), a professional services firm providing business performance improvement services to large healthcare, financial services, and manufacturing clients.  Prior to CGN, Mr. Damgaard held various management and technical positions within Maytag Corporation and IBM.  Mr. Damgaard earned an MBA with distinction from Bradley University as well as a Bachelor of Arts in Mathematics and Computer Science from the University of Northern Iowa, as a Presidential Scholar.

Robert Tysall-Blay, age 50, Chief Executive of JAC Computer Services Ltd. Mr. Tysall-Blay joined Mediware in June 2003.  Mr. Tysall-Blay has extensive experience in the healthcare field, including 10 years in medical lab science within the UK’s National Health Service, and 20 years in sales and marketing of healthcare IT systems.  In 1993, Mr. Tysall-Blay joined Misys Healthcare Systems International (formerly Sunquest Information Systems) where he worked in positions of increasing responsibility until May 2003. Mr. Tysall-Blay served as the sales and marketing manager during 2002 and as the UK managing director in 2003.  Working primarily for US-based companies, he gained healthcare experience in seven countries including the US, UK, Germany, France, Denmark and the Middle East.  His healthcare IT experience includes the areas of lab, radiology, PACS, pharmacy, decision support and electronic patient record systems.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid by Mediware to, or earned by, our Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated executive officers for the fiscal year ended June 30, 2007.  The employment of Mr. Burgess  ended after our fiscal year end.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
James F. Burgess Former President and Chief Executive Officer	2007	325,000	--	--	222,322	87,500	40,167	(2)	674,989

Mark B. Williams Chief Financial Officer	2007	153,461	17,450	--	58,345	132,350	2,906	(3)	364,512

Robert C. Weber Senior Vice President, Chief Legal Officer and General Counsel	2007	198,288	21,000	--	22,123	115,500	2,537	(4)	359,448

John Damgaard Senior Vice President and Chief Operating Officer	2007	180,865	22,500	--	3,500	122,500	4,868	(5)	334,233

Robert Tysall-Blay (6) Chief Executive of JAC Computer Services Ltd.	2007	179,449	--	--	--	63,792	59,029	(7)	302,270

(1)
These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007, in accordance with FAS 123R of stock option grants pursuant to the 2003 Equity Incentive Plan and thus may include amounts from stock options granted in and prior to fiscal year 2007.  Refer to the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2007 for the relevant assumptions used to determine the valuation of our equity compensation awards.  During fiscal year 2007, the vesting of  certain outstanding and unvested stock options accelerated, pursuant to the terms of the 2003 Equity Incentive Plan, upon the acquisition by a third party of more than twenty percent of Mediware’s common stock.

(2)
Mr. Burgess received contributions to Mediware’s 401(k) plan of $4,373 and company-paid life insurance premiums of $168 during fiscal 2007.  Additionally, Mr. Burgess received $35,626 in reimbursed moving expenses.

(3)	Mr. Williams received contributions to Mediware’s 401(k) plan of $2,738 and company-paid life insurance premiums of $168 during fiscal 2007.
(4)	Mr. Weber received contributions to Mediware’s 401(k) plan of $2,369 and company-paid life insurance premiums of $168 during fiscal 2007.
(5)	Mr. Damgaard received contributions to Mediware’s 401(k) plan of $4,700 and company-paid life insurance premiums of $168 during fiscal 2007.
(6)	Mr. Blay’s compensation is paid in pounds sterling and has been converted into U.S. dollars using an exchange rate of 1.99.
(7)	Mr. Blay received contributions to JAC’s pension plan of $5,370 and $33,815 for National Insurance during fiscal 2007. Mr. Blay also received a car allowance of $19,844 during fiscal 2007.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of restricted stock and options to purchase common stock of Mediware for the individuals named in the “Summary Compensation Table” above during the fiscal year 2007.

			Estimated Possible Future Payouts under Non-Equity Incentive Plan Awards			Estimated Possible Future Payouts under Equity Incentive Plan Awards
Name	Grant Date	Date Approved by Compensation Committee	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)		Maximum ($)		All Other Stock Awards Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh) (1)
James F. Burgess	--	9/19/07	--	175,000	175,000	--	--		--		--	--		--
	--	11/2/06	--	80,000	80,000	--	--		--		--	--		--

Mark Williams	--	9/19/07		87,500	87,500	--	--		--		--	--		--
	12/6/06	11/2/06	--	--	--	--	--		--		--	25,000	(4)	$8.55
	12/6/06	11/2/06	--	--	--	4,167	12,500	(3)	25,000	(3)	25,000	--
	--	11/2/06	--	80,000	80,000	--	--		--		--	--		--

Robert C. Weber	--	9/19/07		105,000	105,000	--	--		--		--	--		--
	11/2/06	11/2/06	--	--	--	--	--		--		--	10,000	(4)	$8.08
	11/2/06	11/2/06	--	--	--	3,333	10,000	(3)	20,000	(3)	--	--		--
	--	11/2/06	--	52,500	52,500	--	--		--		--	--		--

John Damgaard	--	9/19/07	--	112,500	112,500	--	--		--		--	--		--
	--	11/2/06	--	55,000	55,000	--	--		--		--	--		--

Robert Tysall-Blay(5)	--	--	--	129,350	129,350	--	--		--		--	--		--

(1)	The exercise price is equal to the closing fair market value of our common stock on the date of grant.
(2)
These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007, in accordance with FAS 123R of stock option grants pursuant to the 2003 Equity Incentive Plan and thus may include amounts from stock options granted in and prior to fiscal year 2007.  Refer to the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2007 for the relevant assumptions used to determine the valuation of our equity compensation awards.

(3)
The subject shares of restricted stock vest only if Mediware meets certain diluted earnings per share targets in its 2007, 2008 or 2009 fiscal years.  Amounts reported as Target reflect the maximum number of shares that could vest under the award in respect of fiscal 2007 and amounts reported as Maximum reflect the maximum number of shares that could vest in aggregate.  All unvested shares are forfeited upon termination of employment or if the shares are not vested after the 2009 fiscal year.  Unvested and not forfeited shares vest upon an acquisition of the Company.

(4)
During fiscal year 2007, the vesting of these and certain other outstanding and unvested stock options accelerated, pursuant to the terms of the 2003 Equity Incentive Plan, upon the acquisition by a third party of more than twenty percent of Mediware’s common stock.

(5)	Mr. Blay’s compensation is paid in pounds sterling and has been converted into U.S. dollars using an exchange rate of 1.99.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information regarding outstanding awards that have been granted but not exercised by the individuals named in the “Summary Compensation Table” above during the fiscal year 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(8)

James Burgess	100,000	--	--	7.94	(2)	--	--	--		--
	--	--	--	--	--	--	--	100,000	(2)	720,000

Mark Williams	15,000	--	--	13.76	5/21/2014 (3)	--	--	--		--
	15,000	--	--	10.89	6/26/2010 (4)	--	--	--		--
	25,000	--	--	8.55	12/06/2011 (5)	--	--	--		--
	--	--	--	--	--	--	--	25,000	(7)	180,000

Robert C. Weber	30,000	--	--	13.73	1/26/2014 (3)	--	--	--		--
	30,000	--	--	12.16	5/26/2010 (4)	--	--	--		--
	10,000	--	--	8.08	11/3/2011 (5)	--	--	--		--
		--	--	--	--	--	--	20,000	(7)	144,000

John Damgaard	15,000	--	--	9.07	3/2/2008 (6)	--	--	--		--
	20,000	--	--	10.89	6/26/2010 (4)	--	--	--		--
	--	--	--	--	--	--	--	20,000	(7)	144,000

Rob Tysall-Blay	30,000	--	--	10.23	6/17/2008 (5)	--	--	--		--
	10,000	--	--	10.89	6/26/2010 (4)	--	--	--		--

(1)
During fiscal year 2007, the vesting of  certain outstanding and unvested stock options accelerated, pursuant to the terms of the 2003 Equity Incentive Plan, upon the acquisition by a third party of more than twenty percent of Mediware’s common stock.

(2)	All options and shares of restricted stock were forfeited upon the termination of Mr. Burgess’s employment with the Company effective September 4, 2007.
(3)	Option fully vested on April 6, 2005 upon amendment of the grant agreement.
(4)	Option fully vested upon grant.
(5)	Option was scheduled to vest in equal installments on the first four anniversaries following the date of grant but vesting was accelerated as described in Note (1).
(6)	Option vested in equal installments on the first four anniversaries following the date of grant.
(7)	The restricted stock will vest in 2007, 2008 and 2009 only if Mediware achieves certain performance goals.
(8)
The dollar amounts shown in this column are approximately equal to the product of the number of unvested restricted shares reported in the preceding column multiplied by $7.20, the closing price of the Common Stock as reported by Nasdaq on June 29, 2007, the last trading day of the fiscal year. This valuation does not take into account any diminution in value that results from the restrictions applicable to such Common Stock.

Option Exercises and Stock Vested

There were not any options exercised or stock vested by the individuals named in the “Summary Compensation Table” above during fiscal 2007.

Potential Payments Upon Termination or Change in Control

The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans to which the named executive officers would be entitled upon a termination of employment as of June 29, 2007.  As is more fully described below, the named executive officers have each entered into Employment Agreements with Mediware (each, an “Employment Agreement”), which provide for payments and benefits to a terminating executive officer in certain circumstances or following an involuntary termination in connection with a change of control of Mediware.  Except for the payments and benefits provided by the Employment Agreements, all other payments and benefits provided to any named executive officer upon termination of his employment are the same as the payments and benefits provided to other eligible executives of Mediware.  For purposes of estimating the value of certain equity awards we have assumed a price per share of our common stock of $7.20, which was the closing price of our stock on June 29, 2007, the last trading day of the fiscal year.  Mr. Burgess did not receive any termination benefits upon the termination of his employment following the end of fiscal 2007.

Summary of Termination Benefits

Name	Event	Cash Severance Payment ($)(1)	Continuation of Health Insurance ($)(2)	Acceleration of Equity Awards ($)	Total ($)

James Burgess
	Involuntary termination without cause	175,000	5,264	--	180,264
	Voluntary termination for good reason	175,000	5,264	--	180,264
	Involuntary termination after change of control	175,000	5,264	720,000	900,264
Mark Williams
	Involuntary termination without cause	43,750	3,530	--	47,280
	Involuntary termination after change of control	87,500	7,060	180,000	271,030
	Retirement	--	--	180,000	180,000
Robert C. Weber
	Involuntary termination without cause(3)	52,500	3,530	--	56,030
	Involuntary termination after change of control(4)	105,000	7,060	144,000	256,060
	Retirement	--	--	144,000	144,000

John Damgaard(5)	Involuntary termination without cause	45,000	3,530	--	48,530
	Involuntary termination after change of control	45,000	3,530	144,000	192,530
	Retirement	--	--	144,000	144,000

Rob Tysall-Blay(6)	None	--	--	--	--

(1)
Cash Severance Payment is the amount of the named executive officer’s base salary that would have been paid for a specified period after the date of the named executive officer’s termination of employment if the termination had not occurred, provided that the specified period will terminate early if the officer becomes employed by a successor employer.  With respect to Mr. Burgess, the specified period in each of the stated scenarios is six months.  With respect to Mr. Damgaard, the specified period upon an involuntary termination without cause or an involuntary termination by a third party due to a change in control is three months.  With respect to Messrs. Williams and Weber, the specified period after an involuntary termination without cause is three months, and the specified period after an involuntary termination by a third party due to a change of control is six months.

(2)
In certain of the stated scenarios, the named executive officers are entitled to have Mediware continue to pay for their health insurance coverage for a specified period after the officer’s termination of employment.  Each specified period is of the same duration as the specified periods described in Footnote 1, and will likewise terminate early if the officer becomes employed by a successor employer.

(3)	Mr. Weber’s benefits are payable only to the extent that the Company does not provide him with notice at least 90 days prior to his termination.
(4)
If a third party involved in a change of control of Mediware requests that Mr. Weber continue to provide services to Mediware or the third party in exchange for equal or greater compensation, then Mr. Weber must provide such services for at least 90 days (unless he is earlier terminated by the third party without cause) to be eligible for the benefits granted by his Employment Agreement upon an involuntary termination by a third party due to a change of control.

(5)
The amounts reflected in the Summary of Termination Benefits table for Mr. Damgaard reflect the terms of his Employment Agreement in effect as of the end of fiscal 2007.  Mr. Damgaard entered into a Second Amended and Restated Employment Agreement on August 2, 2007.  Under the terms of this Employment Agreement, Mr. Damgaard would receive a $90,000 cash severance payment and $7,060 of health insurance coverage if he involuntarily terminated without cause, or involuntarily terminated after a change in control.  Additionally, in the event Mr. Damgaard is involuntarily terminated after a change of control, his restricted shares would accelerate and entitle him to a payment of $446,550 based upon a trading price of the Company’s common stock of $6.87 on August 2, 2007.

(6)	Mr. Tysall-Blay’s Employment Agreement does not provide for any payments upon termination or upon a change of control.

Accrued Pay and Regular Retirement Benefits.  The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.  These include: (i) accrued salary and vacation pay; and (ii) distributions of plan balances under Mediware’s 401(k) plan.

Vesting of Restricted Stock.  All stock options granted to date to the named executive officers under Mediware’s 2003 Equity Incentive Plan vested prior to July 29, 2007.  The vesting of these stock options was the result of a “change of control” as defined in the 2003 Equity Incentive Plan where a shareholder surpassed the 20% beneficial ownership threshold for the Company’s common stock. Messrs. Burgess, Williams, Weber and Damgaard have been granted shares of restricted stock as performance shares under the 2003 Equity Incentive Plan.  In addition to vesting upon each officer’s achievement of service goals or performance objectives, the restricted stock shall immediately vest upon either the officer’s retirement (as approved by the Compensation Committee) or the occurrence of a change of control, at which point the shares shall no longer be subject to any transferability restrictions.

Employment Agreements.  Named executive officers are entitled to payments or benefits as a result of a termination of employment, the occurrence of a change in control or as a result of a termination of employment in connection with a change in control only if provided in their Employment Agreements or in accordance with the terms of Mediware’s 2003 Equity Incentive Plan.

In the case of a termination of employment by the Company without “cause,” Messrs. Williams, Weber and Damgaard will be entitled to receive their respective base salaries and continuation of health insurance for the three-month period following termination of employment at the highest rate in effect during the employment period, and Mr. Burgess will be entitled to receive his respective base salary for the six-month period following termination of employment at the highest rate in effect during the employment period.  Mr. Damgaard’s termination benefits were modified pursuant to the Second Amended and Restated Employment Agreement dated August 2, 2007, as set forth in Footnote 5 above.  No other payments or benefits will be due to the named executive officers pursuant to their Employment Agreements in connection with a termination without cause. Under the Employment Agreements, “cause” is defined as (i) Executive’s willful failure to follow the Board’s directions; (ii) willful engagement by the officer which is injurious to Mediware; (iii) a conviction, a plea of “no contest” or guilty, or confession to a felony or an act of fraud, embezzlement or misappropriation; (iv) the officer’s habitual drunkenness or substance abuse; (v) the officer’s material breach of his Employment Agreement; or (vi) an act of gross neglect or gross misconduct.

If the third party involved in a change of control of Mediware terminates certain of the named executive officers due to the change of control, pursuant to their respective Employment Agreements, the named executive officers will be entitled to receive benefits as follows: Mr. Burgess will receive the same Cash Severance Benefit (as described in Footnote 1) and Continuation of Health Insurance (as described in Footnote 2) as if each was involuntarily terminated without cause.  Mr. Williams will receive Cash Severance Benefits and Continuation of Health Insurance as if he was involuntarily terminated without cause, except that the specified period will be six months.  Mr. Weber will receive Cash Severance Benefits and Continuation of Health Insurance for a specified period of six months, subject to the restriction described in Footnote 3. Under the Employment Agreements, “change of control” is defined as; (i) the redemption by Mediware or the acquisition by another party of a majority of the common stock; (ii) the exchange of a majority of Mediware’s common stock for equity interests of another entity; (iii) the acquisition of a majority of Mediware’s assets by a third party; or (iv) a merger or consolidation with another entity where Mediware’s shareholders do not continue to own at least 25% of voting power of the combined entity.  Mr. Damgaard will receive the same Cash Severance Benefit (as described in Footnote 1) and Continuation of Health Insurance (as described in Footnote 2) as if each was involuntarily terminated without cause.  Mr. Damgaard’s termination benefits were modified pursuant to the Second Amended and Restated Employment Agreement dated August 2, 2007, as set forth in Footnote 5 above.

Mr. Burgess is the only named executive officer who is entitled to severance benefits if he terminates his employment with the Company for good reason. Under his Employment Agreement, “good reason” is defined as: (i) a significant decrease in responsibility; (ii) a significant reduction in the executive’s salary; or (iii) a change of control in Mediware.

All of Messrs. Burgess, Williams, Weber and Damgaard have agreed to restrictive covenants in their respective Employment Agreements. In exchange for entering into the Employment Agreements, Messrs. Burgess, Williams and Damgaard agree to be bound by a one-year restrictive covenant (shortened to six-months if Mediware terminates the officer’s employment without cause or the officer terminates his employment for good reason), under which the officer will not be connected with any business which competes with Mediware or its affiliates in the United States, Canada, the United Kingdom or any place where similar business is conducted. Mr. Weber agrees to be bound by a restrictive covenant with the same terms, except that Mr. Weber’s covenant will last for one year, unless (i) Mr. Weber is terminated without cause, in which case the covenant will only be effective while Mediware pays Mr. Weber under his Employment Agreement, or (ii) Mediware terminates his Employment Agreement by non-renewal, in which case the covenant will terminate with Mr. Weber’s employment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During the fiscal year ended June 30, 2007, based upon an examination of the public filings, all of Mediware’s officers, directors and ten percent shareholders timely filed reports on Form 3 and Form 4 except as follows:  Mr. Williams failed to timely file a Form 3 and to timely file a Form 4 in connection with a grant of options; Mr. Feinberg and Dr. Gorman each had one filing on Form 4 which was not timely filed related to a sale of shares; and Peninsula Master Fund, Ltd. failed to timely file a Form 4 in connection with a purchase of shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Mediware’s common stock as of September 30, 2007 by (i) each person who is known by Mediware to own beneficially more than 5% of Mediware’s Common Stock, (ii) each of the individuals named in the “Summary Compensation Table,” (iii) each current director and the director nominees of Mediware, and (iv) all directors and executive officers as a group.

	Amount of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares(1)		Percentage Ownership(1)
Bank of America Corporation (2)	449,450	(2)	5.5%
Lawrence Auriana (3)	2,434,321	(3)	29.4%
Peninsula Master Capital Management, LP (4)	1,658,752	(4)	20.3%
Bares Capital Management, Inc. (5)	746,602	(5)	9.2%
Roger Clark (6)	59,793	(6)	*
Joseph Delario (7)	293,815	(7)	3.5%
John Gorman (8)	81,196	(8)	1.0%
Ira S. Nordlicht (9)	5,196	(9)	*
Robert F. Sanville (10)	31,946	(10)	*
James Burgess	-		*
Mark Williams (11)	80,000	(11)	1.0%
Robert C. Weber (12)	90,000	(12)	1.1%
Robert Tysall-Blay (13)	40,000	(13)	*
John Damgaard (14)	100,000	(14)	1.2%
Thomas Mann (15)	115,000	(15)	1.4%
Richard Greco	-		*
All directors and executive officers as a group (16)	3,331,267	(16)	37.2%
* Less than one percent

(1)
Based on the number of shares outstanding at September 30, 2007, plus, for each person or group, shares which may be acquired by the shareholder(s) upon exercise of options that are currently exercisable or become exercisable within 60 days of September 30, 2007.

(2)
Includes securities beneficially owned by Bank of America Corporation, NB Holdings Corporation, Bank of America National Association, Columbia Management Group, LLC. Columbia Management Advisors, LLC.  The address for these entities is 100 North Tryon Floor 25, Bank of America Corporate Center, Charlotte, NC 28255. The foregoing information is based solely upon a Schedule 13G filed on February 12, 2007.

(3)
Includes options for 123,300 shares which are exercisable or become exercisable within 60 days after September 30, 2007.  The shares of common stock owned by Mr. Auriana are held in a discretionary account at Sandgrain Securities, Inc.  Mr. Auriana retains sole voting power over all such shares but has no investment power, including the power to dispose, or to direct the disposition of, any such shares. The foregoing information is based upon disclosures contained in a Schedule 13D/A filed June 12, 2006, which states that Mr. Auriana is the beneficial owner of 2,454,725 shares of Company common stock.  The address for Mr. Auriana is 140 East 45th Street, 43rd Floor, New York, NY 10017.

(4)
Includes securities to be beneficially owned by Peninsula Capital Management LP, the investment manager of Peninsula Master Fund, Ltd., and Scott Bedford, the President of Peninsula Capital Management LP.  The foregoing information is based solely upon disclosures contained in a Schedule 13D filed on June 7, 2007.  The address for these persons and entities is 235 Pine Street, Suite 1818, San Francisco, CA 94104.

(5)	The address for this entity is 221 W. 6th Street, Suite 1225, Austin, TX 78701. The foregoing information is based solely upon a Schedule 13G filed on February 13, 2007.

(6)
Includes options for 46,100 shares which are currently exercisable or become exercisable within 60 days after September 30, 2007.  The address for Mr. Clark is 330 Elm Street, Unit 1, New Canaan, CT 06840.

(7)	Includes options for 136,100 shares which are currently exercisable or become exercisable within 60 days after September 30, 2007. The address for Mr. Delario is 405 Crocus Hill, Norwood, NJ 07648.

(8)	Includes options for 46,100 shares which are currently exercisable or become exercisable within 60 days after September 30, 2007. The address for Dr. Gorman is 145 4th Street, Del Mar, CA 92014.

(9)	The address for Mr. Nordlicht is 800 Westchester Avenue, Suite S606, Rye Brook, NY 10573.

(10)
Includes options for 29,750 shares which are currently exercisable or become exercisable within 60 days after September 30, 2007.  The address for Mr. Sanville is 1514 Old York Road, Abington, PA 19001.

(11)
Includes options for 55,000 shares which are currently exercisable or become exercisable within 60 days after September 30, 2007.  Additionally, includes 25,000 shares of restricted stock granted December 6, 2006.  The restricted stock will vest in 2007, 2008 and 2009 only if Mediware achieves certain performance goals.  The address for Mr. Williams is 11711 W. 79th Street, Lenexa, KS 66214.

(12)
Includes options for 70,000 shares which are currently exercisable or become exercisable within 60 days after September 30, 2007.  Additionally, includes 20,000 shares of restricted stock granted November 2, 2006.  The restricted stock will vest in 2007, 2008 and 2009 only if Mediware achieves certain performance goals.  The address for Mr. Weber is 1900 Spring Rd., Suite 450, Oak Brook, IL 60523.

(13)
Includes options for 40,000 shares which are currently exercisable or become exercisable within 60 days after September 30, 2007.  The address for Mr. Tysall-Blay is 1 Aurum Court, Sylvan Way, Basildon, Essex SS156TH UK.

(14)
Includes options for 35,000 shares which are currently exercisable or become exercisable within 60 days after September 30, 2007.  Additionally, includes 65,000 shares of restricted stock will vest in 2007, 2008 and 2009 only if Mediware achieves certain performance goals.  The address for Mr. Damgaard is 1900 Spring Rd., Suite 450, Oak Brook, IL 60523.

(15)
Includes 115,000 shares of restricted stock which will vest based upon Mr. Mann’s continued employment and achievement certain performance metrics in fiscal year 2008, 2009 and 2010.  The address for Mr. Mann is 11711 W. 79th Street, Lenexa, KS 66214.

(16)	Includes options for 581,350 shares which are currently exercisable or become exercisable within 60 days after September 30, 2007. This group is comprised of 12 persons.

PROPOSAL ONE

ELECTION OF DIRECTORS

Mediware’s Board of Directors is comprised of eight members.  The Board is divided into three classes, with one class standing for election each year for a three-year term.  Vacancies filled by the Board are subject to approval at the next annual meeting of shareholders even if the class so filled does not stand for election at the annual meeting.

At the Annual Meeting, (i) three Class I directors are to be elected to hold office for a three-year term until the Annual Meeting following the 2010 fiscal year and until their successors have been elected and qualified; (ii) one Class II director is to be elected to hold office for a one-year term until the Annual Meeting following the 2008 fiscal year and until his successor has been elected and qualified; and (iii) one Class III director is to be elected to hold office for a two-year term until the Annual Meeting following the 2009 fiscal year and until his successor has been elected and qualified.  Mr. Auriana, Mr. Clark and Mr. Sanville are Class I directors whose term expires this year. Mr. Auriana is currently the Chairman of the Board of Directors of Mediware.  It is expected that Mr. Auriana will continue to serve as Chairman of the Board of Directors if he is re-elected as a director at the Annual Meeting.  Mr. T. Kelly Mann is a Class II director who was recently elected to serve as a member of the Board of Directors of Mediware following his appointment as the Chief Executive Officer and President of Mediware.  The Honorable Richard Greco is a Class III director who was recently elected to serve as a member of the Board of Directors of Mediware following the resignation of Jonathan Churchill.

The favorable vote of the holders of a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote is required for the election of each director.  Unless otherwise directed, the proxies named in the accompanying form of proxy intend to vote FOR all of the nominees named below.  If any such nominee should not be available for election, the persons named as proxies may vote in their discretion for another nominee designated by the Board of Directors in such person’s place.

The information about the nominees and the present directors of Mediware, and their security ownership, has been furnished by them to Mediware.  There are no family relationships between any of the directors or nominees.

Certain information with respect to the five nominees is as follows:

Class I Director
(Term Expires at the Annual Meeting Following the 2007 Fiscal Year)

Lawrence Auriana, age 63, Chairman of the Board.  Mr. Auriana has been Chairman of the Board of Mediware since 1986 and a director since 1983.  He has been a Wall Street analyst, money manager and venture capitalist for over 20 years.  Since 1986, he has been Chairman, a director and Portfolio Co-Manager of Federated Kaufmann Fund.  He received a B.A. degree from Fordham University, studied at New York University Graduate School of Business, and is a senior member of The New York Society of Securities Analysts.  Mr. Auriana serves on the Executive Committee and the Strategic Transactions Committee.

Roger Clark, age 73, has been a director since 1983.  From 1980 to 1987, he held a series of managerial positions in the computer products area with Xerox Corporation.  In 1987, he became self-employed as a micro-computer consultant and programmer.  In June 1997, he acquired a half-ownership in a recruitment advertising agency named R & J Twiddy Advertising (since re-named Talcott and Clark Recruitment Advertising, Inc.), which was based in New Canaan, Connecticut.  Mr. Clark acquired full ownership upon the death of his partner in late 2002 and sold the business in July 2003.  Mr. Clark is the author of seven books on micro-computing and is currently retired.  Mr. Clark serves on the Audit Committee and the Compensation and Stock Option Committee.

Robert F. Sanville, age 64, has been a director since November 2002.  Mr. Sanville has over thirty-five years of experience in public accounting.  He is a principal of Sanville & Company, an accounting firm based in Abington, Pennsylvania.  Prior to forming Sanville & Company, he was a partner for seventeen years in the Philadelphia accounting firm of Livingston, Montgomery & Sheldon.  Mr. Sanville has an extensive background in providing audit, tax and management advisory services to the securities and investment company industries.  Mr. Sanville is an arbitrator for the National Association of Securities Dealers, Inc., has served as the U.S. District Court appointed trustee in actions brought by the Securities and Exchange Commission, has served as an expert witness in securities litigation before the U.S. District Court and has served the Securities Investors Protection Corporation as an accountant for the appointed legal liquidator.  Mr. Sanville received a B.S. degree from Drexel University.  He is a member of the American and Pennsylvania Institutes of Certified Public Accountants.  Mr. Sanville serves on the Audit Committee and the Compensation and Stock Option Committee.

Class II Director
(Term Expires at the Annual Meeting Following the 2008 Fiscal Year)

T. Kelly Mann, age 48, has been a director since September 4, 2007.  Mr. Mann has over 23 years of healthcare, technology and management experience.  Most recently, from March 2007 until his recent departure in September 2007, Mr. Mann served as the Senior Vice President of Marketing for 3M Corporation’s Health Information Systems, Inc.  Prior to that Mr. Mann served as the Division’s National Sales and Marketing Director from 2003 to 2007 and from 2001 to 2003, he was the Division’s Six Sigma Master Black Belt.  His vision-driven management style and profound understanding of healthcare issues resulted in rapid promotions through these and other roles in sales, marketing, product management and operational management while at 3M Corporation.  His strategic insights during his tenure at 3M were instrumental in growing 3M’s Health Information Systems client base to more than 4,000 healthcare organizations worldwide.

Class III Directors
(Term Expires at the Annual Meeting Following the 2009 Fiscal Year)

The Honorable Richard Greco, age 38, has been a director since September 4, 2007.   Mr. Greco is president of Filangieri Capital Partners in New York City, a private equity partnership seeking long-term capital appreciation by investing in high growth private enterprises in Italy and emerging markets.  Mr. Greco served as the Assistant Secretary of the Navy (Financial Management and Comptroller) from 2004 to 2006, and brings tremendous expertise and experience in corporate finance and governance.  Prior to his confirmation by the Senate, Mr. Greco was a White House Fellow from 2002 to 2003 and also served as the acting Director of Private Sector Development for Iraq at the Coalition Provisional Authority Representative’s Office.  Prior to government service, Mr. Greco was a managing director of the corporate finance advisory firm of Stern Steward & Co. where he specialized in EVA®-based corporate governance systems, performance measurement and management, incentive compensation, corporate valuation, and financial market research.  Mr. Greco serves on the Compensation and Stock Option Committee and the Executive Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Incumbent Class II Directors
(Term Expires at the Annual Meeting Following the 2008 Fiscal Year)

Joseph Delario, age 74, has been a director since 1992.  Mr. Delario was President and Chief Executive Officer of Quadrocom, Inc., a business consulting firm, until December 1992.  Since then, Mr. Delario has been a business consultant, private investor and involved in the management of several computer service companies, and he provides management and financial consulting services to Mediware from time to time.  Mr. Delario received a B.A. degree from Fairleigh Dickinson University in 1956.

Ira S. Nordlicht, age 58, has been a director since August 30, 2006.  Mr. Nordlicht has been a practicing attorney since 1972.  Mr. Nordlicht founded the law firm of Nordlicht & Hand in 1987 and has continued his practice at such firm to date.  Mr. Nordlicht was a partner at the law firm Holtzmann, Wise & Shepard from 1979-1987.  Mr. Nordlicht held a number of positions with the U.S. Senate Committee on Foreign Relations from 1975 to 1979.  From 1972 to 1975 Mr. Nordlicht was a Senior Trial Attorney at the Federal Trade Commission.  Mr. Nordlicht has served since 2000 as Chief Executive Officer, President and a director of Alfa Wassermann, Inc., a privately-held diagnostics, separations and proteomics company, and is a Director of affiliated companies of Alfa Wassermann, Inc. as well as of Advanced Resources International, Inc., a privately-held oil and gas consulting company.  Mr. Nordlicht received a B.A. degree from Harpur College and a J.D. from New York University School of Law.  Mr. Nordlicht serves on the Executive and Strategic Transactions Committees.

Incumbent Class III Directors
(Term Expires at the Annual Meeting Following the 2009 Fiscal Year)

John Gorman, M.D., age 75, has been a director since 2000.  Dr. Gorman, Clinical Professor of Pathology at New York University School of Medicine, retired from his position of Director of the Blood Bank at New York University Medical Center which he held from 1981 to 1999.  Dr. Gorman also served as director of the Blood Bank at Columbia Presbyterian Medical Center.  In the 1960’s Dr. Gorman and his co-workers at Columbia developed Rh Immune Globulin (RhoGAM) for the prevention of Hemolytic Disease of the Newborn for which for he was awarded the Lasker Clinical Medical Research Award in 1980.  Dr. Gorman graduated from the University of Melbourne Medical School in 1953 and completed his residency in Anatomic and Clinical Pathology at Columbia Presbyterian Medical Center in 1960.  Dr. Gorman serves on the Audit Committee.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Eisner LLP to serve as Mediware’s independent registered public accounting firm for the 2008 fiscal year.  Eisner will audit Mediware’s consolidated financial statements for the 2008 fiscal year as well as management’s related assessment of Mediware’s internal control system and perform other services.  While shareholder ratification is not required by Mediware’s By-Laws or otherwise, the Board of Directors, at the direction of the Audit Committee, is submitting the selection of Eisner to the shareholders for ratification as part of good corporate governance practices.  If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain Eisner.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm as the independent registered public accounting firm for Mediware for the year ending June 30, 2008 at any time during the year if it determines that such a change would be in the best interest of Mediware and its shareholders.

The favorable vote of the holders of a majority of the shares of common stock, represented in person or by proxy at the Annual Meeting, will be required for such ratification.  A representative of Eisner will attend the Annual Meeting with the opportunity to make a statement if he or she desires to do so.  That representative will be available to respond to appropriate questions.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

The aggregate fees billed by Eisner for professional services rendered for the audit of Mediware’s annual financial statements for the fiscal years ended June 30, 2007 and June 30, 2006, for the review of the financial statements included in Mediware’s Quarterly Reports on Form 10-Q for fiscal years 2007 and 2006, and the audit of the effectiveness of Mediware’s internal control over financial reporting for fiscal years 2007 and 2006 were $410,000 and $348,000, respectively.

Audit-Related Fees

Eisner did not provide any audit-related services, as defined by the SEC, to Mediware in either of the fiscal years ended June 30, 2007 and June 30, 2006.

Tax Fees

The aggregate fees billed by Eisner for professional services rendered for income tax planning and compliance for the fiscal years ended June 30, 2007 and June 30, 2006 were $55,860 and $57,500, respectively.

All Other Fees

Eisner provided other services totaling $11,000 to Mediware in the fiscal year ended June 30, 2007.  Eisner did not provide any other services to Mediware in the fiscal year ended June 30, 2006.

Policy on Pre-approval of Independent Registered Public Accounting Firm Services

The charter of the Audit Committee provides for the pre-approval of all auditing services and all permitted non-auditing services to be performed for Mediware by the independent registered public accounting firm, subject to the requirements of applicable law.  The procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm include the Audit Committee reviewing audit-related services, tax services, and other services.  The Audit Committee periodically monitors the services rendered by the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.  All the services described in Tax Fees, above, were approved by the Audit Committee in accordance with its pre-approval policies and procedures.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO.

AUDIT COMMITTEE REPORT

Management is responsible for Mediware’s financial reporting process, including its internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States.  Mediware’s independent registered public accounting firm is responsible for auditing those financial statements and management’s assessment of Mediware’s internal control over financial reporting.  The Audit Committee’s responsibility is to monitor and review these processes.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements as well as their respective assessments of Mediware’s internal control over financial reporting.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statements on Auditing Standards Nos. 89 and 90.  In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from Mediware and its management.  The Audit Committee has further determined that the independent registered public accounting firm has not provided non-audit services to Mediware.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Mediware’s Annual Report on Form 10-K for the year ended June 30, 2007, filed with the SEC.

Audit Committee
Roger Clark
Robert F. Sanville
John Gorman

SHAREHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders of Mediware must be received by Robert C. Weber, Secretary, Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS  66214, no later than June 19, 2008, and must satisfy the conditions established by the SEC for shareholder proposals to be included in the proxy statement relating to such meeting.  A shareholder may also present a proposal directly to Mediware’s shareholders at the next Annual Meeting of Shareholders.  However, if Mediware does not receive notice of the shareholder proposal prior to the close of business on September 2, 2008, SEC rules permit management to vote proxies in their discretion on the proposed matter.

MISCELLANEOUS

Officers and regular employees of Mediware, without extra compensation, may solicit the return of proxies by mail, telephone, telegram and personal interview.  Also, the Board of Directors may arrange for a proxy soliciting firm to solicit proxies at a cost estimated not to exceed $5,000 plus reasonable expenses.  Certain holders of record such as brokers, custodians and nominees are being requested to distribute proxy materials to beneficial owners and to obtain such beneficial owners’ instructions concerning the voting of proxies.

The cost of solicitation of proxies (including the cost of reimbursing banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy soliciting material to beneficial owners) will be paid by Mediware.

Mediware’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 is enclosed.  Mediware will furnish any exhibit to the Annual Report on Form 10-K upon written request of a shareholder.  Requests should be directed to Robert C. Weber, Secretary, Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS 66214.  The exhibits are also available free of charge on Mediware’s website http://www.mediware.com.

TRANSACTION OF OTHER BUSINESS

The Board of Directors of Mediware knows of no business that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement.  If any other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

Lawrence Auriana
Chairman of the Board of Directors
October 26, 2007

MEDIWARE INFORMATION SYSTEMS, INC.
11711 West 79th Street, Lenexa, KS  66214
(913) 307-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 6, 2007

TO THE SHAREHOLDERS OF MEDIWARE INFORMATION SYSTEMS, INC.:

Notice is hereby given that the Annual Meeting (the “Annual Meeting”) of the Shareholders of Mediware Information Systems, Inc. (“Mediware”) will be held on December 6, 2007, at 111 East 48th Street, New York, NY 10017 (InterContinental The Barclay New York Hotel), at 10:00 A.M., New York City time, and at any adjournments or postponements thereof, for the following purposes:

The undersigned appoints each of Robert C. Weber and Mark Williams (with full power to act without the other and each with full power to appoint his or her substitute) as the undersigned’s Proxies to vote all shares of common stock, par value $.10, of the undersigned in Mediware Information Systems, Inc., a New York corporation, which the undersigned would be entitled to vote at the Annual Meeting.

The enclosed proxy is solicited by the Board of Directors of Mediware.  Further information regarding the matters to be acted upon at the Annual Meeting is contained in the enclosed Proxy Statement.

(Continued and to be signed on reverse side.)

Annual Meeting of Shareholders
MEDIWARE INFORMATION SYSTEMS, INC.
December 6, 2007

Please mark your vote as shown in example using dark ink only.

1.  To elect three Class I directors to hold office for a three-year term:

Nominees:
Larry Auriana
Roger Clark
Robert Sanville

To elect one Class II director to hold office for a one-year term:

Nominee:
T. Kelly Mann

To elect one Class III director to hold office for a two-year term:

Nominee:
The Honorable Richard Greco

FOR all nominees (except as indicated to the contrary below) ______

WITHHOLD AUTHORITY to vote for all nominees ______

(To withhold authority to vote for any individual nominee or nominees and vote for the other nominees, write the nominee’s or nominees’ name(s) in the space provided below.)
_____________________________________

2.  To consider and vote upon the ratification of the appointment of Eisner LLP as the independent registered public accounting firm of Mediware for the fiscal year ended June 30, 2008:

FOR ___                                 AGAINST___                                         ABSTAIN___

3.   To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on October 9, 2007 as the record date for the Annual Meeting.  Only holders of the common stock of record at that time are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as directed by the shareholder.  If no direction is given, when the duly executed proxy is returned, the shares represented by this proxy will be voted FOR all nominees in Item 1 and FOR Item 2.  The proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof including, without limitation, matters that Mediware did not have notice within a reasonable time before the mailing of the attached Proxy Statement.

MANAGEMENT HOPES THAT YOU WILL ATTEND THE ANNUAL MEETING IN PERSON.  IN ANY EVENT, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE RETURN POSTAGE-PAID ENVELOPE TO ASSURE THAT YOU ARE REPRESENTED AT THE ANNUAL MEETING.  SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING IN PERSON MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE RETURNED THE PROXY.

Signature(s)	Dated

NOTE:     Please sign exactly as name(s) appear(s) above.  If joint account, all joint owners should sign.  When signing as attorney, trustee, administrator, executor, etc., state full title.